Oppenheimer Capital Appreciation Fund
Period Ending 8-31-07
Exhibit 77M


On December 6, 2007, the Fund acquired all of the net assets of Oppenheimer Enterprise Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Enterprise Fund shareholders on November 30, 2007.

The Fund issued (at an exchange ratio of 0.330252 for Class A, 0.330480 for Class B, 0.333725 for Class C, 0. 330601 for Class N and 0.331157 for Class Y of the Fund to one share of Oppenheimer Enterprise Fund) 2,355,831; 647,939; 414,965; 1,083,571 and 223,067 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $123,445,542, $30,731,728, $19,519,982, $55,738,877 and $12,061,279 in exchange for the net assets, resulting in combined Class A net assets of $7,093,539,541, Class B net assets of $892,790,045, Class C net assets of $839,221,703, Class N net assets of $333,435,765 and Class Y net assets of $1,215,931,488 on December 6, 2007.
The net assets acquired included net unrealized appreciation of $29,718,252 and an unused capital loss carryforward of $302,145,508, potential utilization subject to tax limitations. The exchange qualified as a tax-free reorganization for federal income tax purposes.

On November 8, 2007, the Fund acquired all of the net assets of Oppenheimer Growth Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Growth Fund shareholders on November 2, 2007.

The Fund issued (at an exchange ratio of 0.687366 for Class A, 0.682644 for Class B, 0.699572 for Class C, 0.689827 for Class N and 0.674404 for Class Y of the Fund to one share of Oppenheimer Growth Fund) 20,020,561; 2,867,901; 1,638,942; 319,321 and 737,937 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $1,052,080,459, $136,798,881, $77,538,345, $16,483,392 and $39,981,416 in exchange for the net assets, resulting in combined Class A net assets of $6,714,105,786, Class B net assets of $849,545,980, Class C net assets of $790,187,644, Class N net assets of $267,719,775 and Class Y net assets of $1,113,923,160 on November 8, 2007.
The net assets acquired included net unrealized appreciation of $144,800,454 and an unused capital loss carryforward of $281,079,134, potential utilization subject to tax limitations. The exchange qualified as a tax-free reorganization for federal income tax purposes.

On October 25, 2007, the Fund acquired all of the net assets of Oppenheimer Emerging Technologies Fund, pursuant to an Agreement and Plan of Reorganization approved by the Oppenheimer Emerging Technologies Fund shareholders on October 19, 2007.

The Fund issued (at an exchange ratio of 0.072494 for Class A, 0.076031 for Class B, 0.076738 for Class C, 0. 072686 for Class N and 0.073348 for Class Y of the Fund to one share of Oppenheimer Emerging Technologies Fund) 1,865,679; 714,548; 440,525; 93,002 and 47,254 shares of beneficial interest for Class A, Class B, Class C, Class N and Class Y, respectively, valued at $101,082,519, $35,155,797, $21,497,615, $4,950,483 and $2,639,125 in exchange for the net assets, resulting in combined Class A net assets of $6,054,910,103, Class B net assets of $778,891,603, Class C net assets of $761,499,825, Class N net assets of $266,537,439 and Class Y net assets of $1,134,454,218 on October 25, 2007.
The net assets acquired included net unrealized appreciation of $28,193,198 and an unused capital loss carryforward of $438,362,602, potential utilization subject to tax limitations. The exchange qualified as a tax-free reorganization for federal income tax purposes.